EXHIBIT 99.2

AGRITOPE, INC.

401(k) Profit Sharing Plan

January 1, 1998

Plan Number 001

Plan Administrator--Agritope, Inc.

AGRITOPE, INC.

401(k) Profit Sharing Plan

THIS AGREEMENT, effective January 1, 1998, between AGRITOPE, INC., as "Company" (Company and all other corporations which are participating under this agreement are hereinafter collectively referred to as "Companies"), and ADOLPH J. FERRO and GILBERT N. MILLER, as "Trustees,"

W I T N E S S E T H:

  Purpose

  The Plan maintained under this agreement consists of a profit sharing plan and the related trust. The purpose of the plan is to provide a Fund from two types of contributions:

      Elective contributions - these are employer contributions made at the election of Participants under a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code based on salary reduction,
      Matching contributions - these are employer discretionary contributions which are allocated to Participants on the basis of the elective contributions made for them.

  No part of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of the Participants and their Beneficiaries.

  Name of the Plan and Trust

  The profit sharing plan and related trust established under this agreement shall be known as the "AGRITOPE, INC. 401(k) PROFIT SHARING PLAN" and are hereinafter referred to as the "Plan."

  Definitions
      "Account--e.g., Elective Contributions Account" - Each Participant shall, to the extent necessary, have the following separate accounts:
        Elective Contributions Account (attributable to employer contributions made at the election of the Participant under the cash or deferred arrangement of Article 5).
        Matching Account (attributable to employer contributions made under Article 6, together with forfeitures of other Matching Accounts).
        Rollover Account (attributable to any rollover contribution made by the Participant).
      "Beneficiary" - The person or persons entitled to receive the vested portion of the Participant's accounts in case of the Participant's death. The full amount of any remaining vested portion of the accounts will be payable to the Beneficiary.

      The Beneficiary of a Participant who is married at date of death will be the surviving spouse. However, if (i) the Participant is not married at date of death, (ii) the Participant is married at date of death but the spouse has consented in writing to the designation of a different Beneficiary, or (iii) it is established to the satisfaction of a plan representative that there is no spouse, the spouse cannot be located, or (unless a qualified domestic relations order provides otherwise) the Participant is legally separated, or has been abandoned (as evidenced by a court order), the Beneficiary will be the person or persons named in the Participant's latest written designation filed with Company. For this purpose, a Participant shall not be considered as married at date of death unless the Participant and spouse had been married throughout the one-year period ending on the earlier of the Participant's annuity starting date or the date of the Participant's death.

      The spouse's written consent to the designation of a different Beneficiary must acknowledge the specific nonspouse Beneficiary (including any class of beneficiaries or any contingent beneficiaries) which may not be changed without spousal consent (or the consent expressly permits designations by the Participant without any requirement of further consent by the spouse). The consent must acknowledge its effect and be witnessed by a plan representative or by a notary public. The spouse's consent (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to that spouse. The consent may not be revoked.

      If no designation has been filed with Company, or if the person or persons designated do not survive the Participant, the Beneficiary shall be the following persons in the following order of priority: (first) the surviving spouse (regardless of length of marriage), (second) the surviving children of the Participant in equal shares, (third) the surviving parents of the Participant in equal shares, (fourth) the surviving brothers and sisters of the Participant in equal shares, (fifth) the estate of the Participant.

      If the Beneficiary dies after the death of the Participant, but before the distribution has been made to that Beneficiary, the distribution shall (unless the designation provides otherwise) be made to the estate of that deceased Beneficiary.

      "Company" and "Companies" - Company means Agritope, Inc. "Companies" includes Agritope, Inc., and any other corporation which becomes a participating employer under this agreement by executing an instrument in writing addressed to Company requesting that it become a participating employer, which request is consented to in writing by Company.

      Company (Agritope, Inc.) is the plan administrator of the Plan and is the named fiduciary which shall have authority to control and manage the operation and administration of the Plan. Company and any individual may serve in more than one fiduciary capacity under the Plan.

      "Compensation" - The term "Compensation" has varying definitions under the Plan depending on the purpose for which it is to be used. The basic definition is the "415 definition."

      The 415 Definition

      Under the 415 definition, Compensation is defined as wages within the meaning of Section 3401(a) of the Internal Revenue Code and all other payments of compensation to an employee by the employer (in the course of the employer's trade or business) for which the employer is required to furnish the employee a written statement under Sections 6041(d), 6051(a)(3), and 6052 of the Internal Revenue Code, determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed. However, Compensation also includes any elective deferrals (as defined in Section 402(g)(3) of the Code) and any amount which is contributed or deferred by the employer at the election of the employee and which is not includable in the gross income of the employee by reason of Section 125 or 457 of the Code.

      Special Purposes

      Computation of Ratios. For purposes of computing the actual deferral ratios under 5.7 and the actual contribution ratios under 6.7, Company may elect not to include in Compensation the elective contributions under Article 5 and any other amount which is contributed by Companies pursuant to a salary reduction agreement and which is not includable in the gross income of an employee under Sections 125, 402(e)(3), 402(h), or 403(b) of the Internal Revenue Code.

      Elective Contributions. For purposes of computing the amount of elective contributions to be made pursuant to a Participant's election, various adjustments are made to Compensation as described in 5.2.

      Limit on Compensation

      The annual Compensation of a Participant taken into account under the Plan for any Plan Year shall be limited to $150,000 (or such other annual compensation limit as may be specified in legislation subsequent to Public Law 103-66 (OBRA `93) which established the $150,000 limit), plus cost of living adjustments permitted under applicable law.

      "Fund" - All property held from time to time by Trustees pursuant to the Plan, including (without limiting the generality of the foregoing) all common and preferred stocks, bonds, obligations of the United States of America, real property, notes representing loans, moneys contributed, interest earned thereon, and all other income from investments made and held by Trustees for the uses and purposes set forth in this agreement.
      "Highly Compensated Employee" - A "Highly Compensated Employee" is an employee who performs service during the determination year (the Plan Year is the determination year) and is:
        an employee who was at any time during the preceding Plan Year (the preceding Plan Year is the look-back year) or the determination year a 5 percent owner (as defined in Section 416(i)(1) of the Internal Revenue Code), or
        an employee who during the look-back year (1) received Compensation in excess of $80,000 (plus cost of living adjustments permitted under applicable law) and (2), if Company elects the application of this clause (2) for the look- back year and this agreement is amended to reflect the election, was in the top- paid group of employees (the "top paid group of employees" is the top 20 percent of employees when ranked on the basis of Compensation paid during the year, excluding those described in Regulation, Section 1.414(q)-1T, Q&A 9(b)).

      Employers aggregated under Sections 414(b), (c), (m), or (o) of the Internal Revenue Code are treated as a single employer.

      The term "Highly Compensated Employee" includes a former employee who had a separation year prior to the determination year and who was a highly compensated active employee for either (a) the employee's separation year or (b) any determination year ending on or after the employee's 55th birthday. Generally, a separation year is the determination year the employee separates from service.

      The provisions of Section 414(q) of the Internal Revenue Code are incorporated herein by reference for the purpose of further defining and interpreting the term "Highly Compensated Employee," and those provisions shall be controlling.

      "Hours of Service" - An employee shall be credited with one Hour of Service for:
        Each hour for which the employee is paid, or entitled to payment, for the performance of duties for a Company during the applicable computation period.
        Each hour for which the employee is paid, or entitled to payment, by a Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence, except that:
          No more than 501 Hours of Service are required to be credited under this subsection (b) to an employee on account of any single continuous period during which the employee performs no duties (whether or not such period occurs in a single computation period);
          An hour for which an employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation, or disability insurance laws; and
          Hours of Service are not required to be credited for a payment which solely reimburses an employee for medical or medically related expenses incurred by the employee.

        For purposes of this subsection (b), a payment shall be deemed to be made by or due from a Company regardless of whether such payment is made by or due from the Company directly or indirectly through, among others, a trust fund, or insurer, to which the Company contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular employees or are on behalf of a group of employees in the aggregate.

        Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by a Company. The same Hours of Service shall not be credited both under subsection (a) or subsection (b), as the case may be, and under this subsection (c).

      The determination of Hours of Service for reasons other than the performance of duties, and the crediting of Hours of Service to computation periods, shall be in accordance with Department of Labor Regulations 2530.200b-2(b) and (c).

      In determining Hours of Service for purposes of the Plan, service with any other corporation or employer shall be counted with respect to any period during which the other corporation or employer is:

      (a) A member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) which includes Company,

      (b) Under the same common control (within the meaning of Section 414(c)) as is Company, or

      (c) A member of the same affiliated service group (as defined in Section 414(m)) as is Company.

      "One-Year Break in Service" - An employment year or Plan Year, as the case may be, in which the employee has not completed more than 500 Hours of Service. However, in determining whether there has been a One-Year Break in Service, the additional hours described in this section shall be counted. In the case of an individual absent from work for any period by reason of the pregnancy of the individual, the birth of a child of the individual, or the placement of, a child with the individual in connection with the adoption of the child by the individual, or for purposes of caring for the child for a period beginning immediately following the birth or placement, Hours of Service shall include those which would otherwise normally have been credited to the individual but for the absence (or, in case Company is unable to determine such hours, eight Hours of Service for each day of absence). The total number of hours treated as Hours of Service by reason of the pregnancy or placement shall not exceed 501 hours. The hours shall be treated as Hours of Service only in the employment year or Plan Year, as the case may be, in which the absence from work begins, if the employee would be prevented from incurring a One-Year Break in Service in such year solely because the period of absence is treated as Hours of Service, or, in any other case, in the immediately following year. No credit will be given under this section unless the individual furnishes Company such timely information as Company may reasonably require to establish that the absence from work is for reasons referred to herein and the number of days for which there was such an absence.
      "Participant" - Each individual who becomes a Participant under the provisions of Article 4.
      "Plan Year" - The Plan Year and the year of the related trust is the 12-month period ending December 31.
      "Shares" - The common stock, par value $.01 per share, of Company.
      "Total Disability" - A Participant shall be considered to be totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. The Total Disability of any Participant shall be determined by Company in accordance with uniform principles consistently applied on the basis of such evidence as Company deems necessary and desirable.
      "Trustees" - Adolph J. Ferro and Gilbert N. Miller, and their successors, who shall control and manage the assets of the Plan.
      "Valuation Date" - December 31 shall be a regular Valuation Date. Company may from time to time designate any other date as a special Valuation Date, in which case net earnings (or loss) of the Fund, and realized and unrealized increase (or decrease) in the value of the assets of the Fund, shall be prorated to the Participants' accounts in the same manner as if it were a regular Valuation Date.

  Eligibility and Participation
      Eligibility. Except as otherwise provided in this Article, all employees of a Company are eligible to become Participants. Any person employed by a Company, in accordance with the usual common-law rules, is an "employee." However, a person who performs services for a Company but who is treated for payroll tax purposes as other than an employee of a Company (and regardless whether the person may subsequently be determined by a governmental agency, by the conclusion or settlement of threatened or pending litigation, or otherwise to be or have been an employee of a Company) shall not be eligible to become a Participant.
      Leased Employees. An individual who is not an employee of a Company, but who is treated as an employee for qualified plan purposes by reason of being a "leased employee," shall not be a Participant. The term "leased employee" means any person (other than an employee of a Company) who pursuant to an agreement between a Company and any other person ("leasing organization") has performed services for a Company (or for a Company and related persons determined in accordance with Section 414(n)(6) of the Internal Revenue Code) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control by a Company.

      Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for a Company shall be treated as provided by Companies.

      A leased employee shall not be considered an employee of a Company if (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Internal Revenue Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Sections 125, 402(e)(3), 402(h)(1)(B), or 403(b), (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than 20 percent of Companies' nonhighly compensated work force.

      Collective Bargaining Agreement. An employee who is or becomes included in a unit of employees covered by a bona fide agreement which is a collective bargaining agreement between bona fide employee representatives and one or more employers, where retirement benefits were the subject of good-faith bargaining between the employee representatives and the employer or employers, shall not be a Participant during the period he is included in the unit. The term "employee representatives" shall not include any organization more than one-half of the members of which are employees who are shareholders, officers, or executives of a Company.
      Nonresident Aliens. An employee who is a nonresident alien and who receives no earned income (within the meaning of Section 911(d)(2) of the internal Revenue Code) from a Company which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Internal Revenue Code) shall not be a Participant.
      Temporary and Seasonal Employees. Temporary employees and seasonal employees shall not be eligible to become Participants. Temporary employees are those who are hired on a full or part-time basis for a specific assignment, or for a job that is not expected to be permanent, where the length of employment typically does not exceed six months.
      Participation. An eligible employee shall at all times, without regard to any year of service or other waiting period requirement, be a Participant.
      Former Participant. A Participant who terminates employment for any reason, and who thereafter returns as an eligible employee, shall again be a Participant as of the date of return to employment regardless of the length of absence.

  Elective Contribution
      Arrangement. It is intended that "qualified cash or deferred arrangement," as defined in Section 401(k) of the Internal Revenue Code, be a part of the Plan. Elective contributions under this Article are employer contributions made pursuant to the Participant's salary reduction elections.
      Election. Each Participant may elect, as to a whole number percentage of "cash compensation" up to a maximum fixed by Company not to exceed 17 percent, whether to defer a portion of cash compensation as an elective contribution or to have his employer pay it to him in cash. The term "cash compensation" shall mean Compensation as defined in 3.4, but only to the extent it would be paid to the Participant in cash, and as it would be determined prior to any reduction for elective contributions made under this Article, and prior to any reduction for amounts contributed by a Company pursuant to a salary reduction agreement to a cafeteria plan under Section 125 of the Internal Revenue Code. Furthermore, Company may from time to time adopt a policy of excluding items from the definition of cash compensation for the purpose of administrative convenience so long as the exclusion does not discriminate in favor of Highly Compensated Employees.
      Account. The amount elected to be deferred and contributed to the Fund shall be by payroll deduction or other method approved by Company and shall be promptly paid to Trustees. The elective contributions for a Participant shall be credited to his Elective Contributions Account at such intervals as Company may fix and in any event as of the next regular or special Valuation Date after payment to Trustees.
      Changes in Election. A present or new Participant's election shall be effective for the first payroll period beginning on or after the first election date following receipt by Company of the election. Once made, an election shall thereafter be effective until it is changed as of any subsequent change date by a change of election delivered to Company on or before the change date. The frequency of election dates and the frequency of change dates shall be fixed by Company from time to time (but shall as a minimum include each January 1 and July 1). A change of election shall apply only to payroll periods beginning on or after the change date. A Participant may, however, elect to stop contributions at any time. Company shall adopt procedures for new, change, or stop elections, and may require that in order to be effective they be received a minimum number of days prior to the applicable election date or change date.
      Limitations and Tests. Notwithstanding the foregoing provisions of this Article, the elective contributions must meet the $7,000 limitation of 5.6 and the actual deferral percentage test of 5.7. If elective contributions are taken into account in computing the actual contribution percentage test of 6.7, then the elective contributions (together with matching contributions) must also meet the actual contribution percentage test. Furthermore, elective contributions (together with all other types of contributions) must meet the limitation on annual addition under Article 9.
      The $7,000 Limitation. The amount of a Participant's elective contributions under this Plan for a calendar year shall in no event exceed the applicable limit ($7,000, plus cost of living adjustments permitted under applicable law) for the Participant's taxable year beginning in the calendar year. Furthermore, the amount of a Participant's elective contributions under this Plan, together with any other elective deferrals as described in Section 402(g)(3) of the Internal Revenue Code under all other plans, contracts, or arrangements of the Companies, shall in no event exceed the applicable limit for the Participant's taxable year beginning in the calendar year.

      If the Participant has an excess deferral (an excess of elective contributions and other elective deferrals over the applicable limit) as described in Section 402(g) of the Internal Revenue Code, a corrective distribution may be made.

      Correction after the taxable year: If any amount of excess deferrals are included in the gross income of a Participant for the Participant's taxable year, the Participant may, not later than three and a half months following the close of the taxable year, notify Company of the amount of excess deferrals received by this Plan (the Participant is deemed to have notified Company with respect to any excess deferrals which were caused solely by contributions to this Plan). Not later than three and a half months following the close of the taxable year, such excess (and any income allocable thereto), may be distributed to the Participant.

      Correction during the taxable year: A Participant who has excess deferrals for a taxable year may receive a corrective distribution of such excess (and any income allocable thereto) during the same year if the Participant designates the distributions as an excess deferral (the Participant is deemed to have designated the distribution to the extent of excess deferrals calculated by taking into account only elective deferrals under this Plan and any-other plans of Companies), the corrective distribution is made after the date on which this Plan received the excess deferral, and Company designates the distribution as a distribution of excess deferrals.

      ADP Test. The contributions for a Plan Year must meet the actual deferral percentage test ("ADP test") of Section 401(k)(3) of the Internal Revenue Code for that year. The actual deferral percentage for the relevant group of employees who were eligible to have elective contributions made for them (regardless whether any were made for them) is the average of the actual deferral ratios (calculated separately for each employee in the group) of the elective contributions and (if so elected by Company) qualified nonelective contributions made on behalf of the employee for the Plan Year to the employee's Compensation for the Plan Year.

      The ADP test requires that either (1) the actual deferral percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual deferral percentage for the group all other eligible employees for the preceding Plan Year multiplied by 1.25, or (2) (the alternative limitation) the excess of the actual deferral percentage for the group of eligible Highly Compensated Employees for the Plan Year over the actual deferral percentage for the group of all other eligible employees for the preceding Plan Year is not more than 2 percentage points, and the actual deferral percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual deferral percentage for the group of all other eligible employees for the preceding Plan Year multiplied by 2. Company may elect to apply the foregoing by using the actual deferral percentage for the group of all other eligible employees for the Plan Year rather than for the preceding Plan Year. In the case of the Plan's first Plan Year the amount taken into account as the actual deferral percentage of nonhighly compensated employees for the preceding Plan Year shall be 3 percent or, if Company so elects, the actual deferral percentage of nonhighly compensated employees determined for the Plan's first Plan Year.

      Plans that are aggregated for purposes of Section 410(b) of the Internal Revenue Code (other than for purposes of the average benefit percentage test) are treated as a single plan for purposes of the actual deferral percentage test.

      The provisions of Section 401(k)(3), and of Regulation, Section 1.401(k)- 1(b), of the Internal Revenue Code, describing how to apply the actual deferral percentage test, are incorporated herein by reference and those provisions shall be controlling.

      Excess Contributions. If any excess contributions are made on behalf of Highly Compensated Employees for a Plan Year, such excess contributions may be distributed. The amount of excess contributions for a Highly Compensated Employee for a Plan Year is determined by the "leveling" method, and is the amount (if any) by which the employee's elective contributions [for this purpose "elective contributions" includes any qualified nonelective contributions taken into account in determining the employee's actual deferral ratio] must be reduced for the employee's actual deferral ratio to equal the highest permitted actual deferral ratio under the Plan. To calculate the highest permitted actual deferral ratio under the Plan, the actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio is reduced by the amount required to cause the employee's actual deferral ratio to equal the ratio of the Highly Compensated Employee with the next highest actual deferral ratio. If a lesser reduction would enable the arrangement to satisfy the ADP test, only this lesser reduction may be made. This process must be repeated until the ADP test is satisfied. The highest actual deferral ratio remaining under the Plan after leveling is the highest permitted actual deferral ratio. In no case may the amount of excess contributions to be distributed for a Plan Year with respect to any Highly Compensated Employee exceed the amount of elective contributions made on behalf of the Highly Compensated Employee for the Plan Year.

      The distribution of excess contributions for any Plan Year shall be made to Highly Compensated Employees on the basis of the amount of elective contributions made on behalf of each Highly Compensated Employee. The elective contributions of the Highly Compensated Employee with the highest dollar amount of elective contributions are reduced by the amount required to cause that Highly Compensated Employee's elective contributions to equal the dollar amount of the elective contributions of the Highly Compensated Employee with the next highest dollar amount of elective contributions. This amount is then distributed to the Highly Compensated Employee with the highest dollar amount. However, if a lesser reduction, when added to the total dollar amount already distributed under this procedure, would equal the total excess contributions, the lesser reduction amount is distributed. This process must be repeated until the total excess contributions have been distributed.

      Corrective Distribution: Excess contributions (and any income allocable thereto) may be distributed only if the contributions and allocable income are designated by Company as a distribution of excess contributions (and income) and am distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions arose and within 12 months after the close of such Plan Year. The income allocable to excess contributions is the allocable gain or loss for the Plan Year, and does not include any gain or loss for the period between the end of the Plan Year and the date of distribution. Failure to correct excess contributions within 12 months after the close of the Plan Year for which they were made will cause the cash or deferred arrangement to fail to satisfy the requirements of Section 401(k)(3) of the Internal Revenue Code for the Plan Year for which the excess contributions were made and for all subsequent years they remain in the Fund. Also, Company will be liable for a 10 percent excise tax on the amount of excess contributions unless they are corrected within 2.5 months after the close of the Plan Year for which they were made.

      Reduction: The amount of excess contributions to be distributed with respect to an employee for a Plan Year shall be reduced by any excess deferrals previously distributed under 5.6 for the employee's taxable year ending with or within such Plan Year. Conversely, the amount of excess deferrals that may be distributed with respect to an employee for a taxable year shall be reduced by any excess contributions previously distributed with respect to the employee for the Plan Year beginning with or within such taxable year.

      Reduction in Contributions. Notwithstanding 5.2 and 5.3, Company may at any time and from time to time direct that the amount that would otherwise be contributed to the Fund as elective contributions on behalf of one or more Participants pursuant to their elections shall be reduced to the extent Company deems it necessary to satisfy the $7,000 limitation, the actual deferral percentage test, the actual contribution percentage test, or the limitation on annual addition.

  The direction of the Company shall specify the first payroll period for which the reduction is to be effective, which may be any payroll period beginning on or after the date the direction is given, and even though the first payroll period may be in a Plan Year following the one in which the direction is given. The direction shall also specify the period for which the reduction is to be effective, which may be an indefinite period and which may extend beyond the Plan Year in which the direction is given. Reductions for purposes of the actual deferral percentage test or the actual contribution percentage test may be pro rata for all Highly Compensated Employees, or may instead be applied first to those electing the highest percentage, and then to those electing the next highest percentage, and so on as necessary, in accordance with procedures fixed by Company. Also, Company may direct that reductions be applied to specific Highly Compensated Employees and not to others, regardless of their elected percentages. Any such direction may be revoked at any time or changed in any manner at any time and from time to time by Company, including directing further reduction or full or partial restoration of previously directed reductions effective for any payroll period beginning on or after the date of revocation or change in direction, and even though any period of reduction originally specified may not yet have expired. Company may, in its discretion, specify that any reductions or restorations be of fractions of percentages, rather than in whole number percentages. The affected Participants shall be given prompt written notice of all directions of Company.

  Matching Contributions and Allocation
      Amount of Contributions. Companies shall, subject to the limitations contained in 6.3 and 9.1, and unless a greater or lesser amount is determined by the Board of Directors of Company, make matching contributions to the Fund for each Plan Year of an amount which, when added to the forfeitures of accounts occurring as of the close of the Plan Year, will equal 50 percent of the total basic contributions, as defined in 6.5, of all Participants for the Plan Year.
      Shares. Matching contributions may be made either in cash or in Shares or partly in both, with cash contributions to be invested in Shares within a reasonable time.
      Limit. The amount contributed under 6.1, plus the amount contributed under Article 5, on account of a taxable year of Companies, regardless whether the Plan Year coincides with Company's taxable year, shall not exceed 15 percent of the compensation otherwise paid or accrued during the taxable year to the beneficiaries under the Plan, increased by such amounts as may be carried forward under Section 404(a)(3)(A) of the Internal Revenue Code. For this purpose "compensation" means the same as under Section 404(a)(3) of the Internal Revenue Code.
      Due Date. Companies shall pay their matching contributions, if any, on account of a taxable year from time to time but no later than the due date (including extensions thereof) for Company's federal income tax return for the taxable year.
      Basic Contributions; Allocation. The amount of matching contributions (together with forfeitures) for a Plan Year shall be allocated to the Matching Account of each Participant as follows:
        Basic Contribution . A Participant's basic contributions for the Plan Year is the amount of elective contributions made for him under Article 5 for the Plan Year, but limited to 5 percent of his cash compensation (as defined in 5.2) for the Plan Year.
        Allocation. The matching contributions (together with forfeitures) for the Plan Year shall be allocated to the Matching Account of each Participant in the proportion that his basic contributions for the Plan Year bears to the basic contributions of all Participants for the Plan Year.
      Employment on Last Day; Minimum Number of Hours. There are no conditions that a Participant must satisfy in order to be entitled to an allocation of matching contributions. The allocation is made without regard to the number of the Participant's Hours of Service in the Plan Year, and without regard to whether the Participant is employed on the last day of the Plan Year.
      ACP Test. The contributions for a Plan Year must meet the actual contribution percentage test ("ACP test") of Section 401(m)(2) of the Internal Revenue Code for that year. The actual contribution percentage for the relevant group of employees who were eligible to have matching contributions made for them (regardless whether any were made for them) is the average of the actual contribution ratios (calculated separately for each employee in the group) of (1) the sum of matching contributions and (if so elected by Company) the elective contributions made by or on behalf of the employee for the Plan Year, to (2) the employee's Compensation for the Plan Year.

  The ACP test requires that either (1) the actual contribution percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual contribution percentage for the group of all other eligible employees for the preceding Plan Year multiplied by 1.25, or (2) (the alternative limitation) the excess of the actual contribution percentage for the group of eligible Highly Compensated Employees for the Plan Year over the actual contribution percentage for the group of all other eligible employees for the preceding Plan Year is not more than 2 percentage points, and the actual contribution percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual contribution percentage of the group of all other eligible employees for the preceding Plan Year multiplied by 2. Company may elect to apply the foregoing by using the actual contribution percentage for the group of all other eligible employees for the Plan Year rather than for the preceding Plan Year. In the case of the Plan's first Plan Year, the amount taken into account as the actual contribution percentage of nonhighly compensated employees for the preceding Plan Year shall be 3 percent or, if Company so elects, the actual contribution percentage of nonhighly compensated employees determined for the Plan's first Plan Year.

  Furthermore, the provisions of Section 401(m)(9), and of Regulation Section 1.401(m)-2, setting forth rules preventing the multiple use of the alternative methods of compliance with the ADP test and the ACP test, are also incorporated herein by reference and those provisions shall be controlling. Any such multiple use shall be corrected by reducing the actual contribution percentage of those Highly Compensated Employees who are eligible to both make elective contributions and to have matching contributions made for them.

  Plans that are aggregated for purposes of Section 410(b) of the Internal Revenue Code (other than for purposes of the average benefit percentage test) are treated as a single plan for purposes of the ACP test.

  Excess Aggregate Contributions. If any excess aggregate contributions are made on behalf of Highly Compensated Employees for a Plan Year, such excess contributions may be distributed. The amount of excess aggregate contributions for a Highly Compensated Employee for a Plan Year is the amount (if any) by which the employee's matching contributions must be reduced for the employee's actual contribution ratio to equal the highest permitted actual contribution ratio under the Plan. To calculate the highest permitted actual contribution ratio under the Plan, the actual contribution ratio of the Highly Compensated Employee with the highest actual contribution ratio is reduced by the amount required to cause the employee's actual contribution ratio to equal the ratio of the Highly Compensated Employee with the next highest actual contribution ratio. If a lesser reduction would enable the Plan to satisfy the ACP test, only this lesser reduction may be made. This process must be repeated until the Plan satisfies the ACP test. The highest actual contribution ratio remaining under the Plan after leveling is the highest permitted actual contribution ratio. For each Highly Compensated Employee, the amount of excess aggregate contributions for a Plan Year is equal to the total matching contributions, plus qualified nonelective contributions and elective contributions taken into account in determining the employee's actual contribution ratio, minus the amount determined by multiplying the employee's actual contribution ratio (determined after application of this paragraph) by the Compensation used in determining the ratio. In no case may the amount of excess aggregate contributions with respect to any Highly Compensated Employee exceed the amount of matching contributions made on behalf of the Highly Compensated Employee for the Plan Year.

  The distribution of excess aggregate contributions for any Plan Year shall be made to Highly Compensated Employees on the basis of the amount of matching contributions made on behalf of or by each Highly Compensated Employee. The matching contributions of the Highly Compensated Employee with the highest dollar amount of matching contributions are reduced by the amount required to cause that Highly Compensated Employee's matching contributions to equal the dollar amount of the matching contributions of the Highly Compensated Employee with the next highest dollar amount of matching contributions. This amount is then distributed to the Highly Compensated Employee with the highest dollar amount. However, if a lesser reduction, when added to the total dollar amount already distributed under this procedure, would equal the total excess aggregate contributions, the lesser reduction amount is distributed. This process must be repeated until the total aggregate excess contributions have been distributed.

  Corrective Distribution: Excess aggregate contributions (and any income allocable thereto) may be distributed only if the contributions and allocable income are designated by Company as a distribution of excess aggregate contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess aggregate contribution arose and within 12 months after the close of such Plan Year. The income allocable to excess aggregate contributions is the allocable gain or loss for the Plan Year, and does not include any gain or loss for the period between the end of the Plan Year and the date of distribution. Failure to correct excess aggregate contributions within 12 months after the close of such Plan Year for which they were made will cause the Plan to fail to satisfy the requirements of Section 401(a)(4) of the Internal Revenue Code for the Plan Year for which the excess aggregate contributions were made and for all subsequent years they remain in the Fund. Also, Company will be liable for a 10 percent excise tax on the amount of excess aggregate contributions unless they are corrected within 2.5 months after the close of the Plan Year for which they were made.

  The method of distributing excess aggregate contributions must meet the nondiscrimination requirements of Section 401(a)(4) of the Internal Revenue Code.

  Forfeiture. Notwithstanding the foregoing, if any part of an amount of matching contribution for a Plan Year would otherwise be included in the corrective distribution , but is not vested under Article 11, the nonvested part (and any income allocable to such nonvested part) shall instead constitute a forfeiture. No such forfeiture may be allocated to Participants for whom excess aggregate contributions have been made.

  Employee Contributions; Rollovers; Transfers
      Employee Contributions. Participants are not permitted to make "employee" (voluntary, nondeductible) contributions to the Fund.
      Rollover Contributions. The plan administrator has the discretion to accept a rollover contribution of cash or other property on behalf of a Participant. The contribution shall be credited to the Participant's Rollover Account which shall at all times remain fully vested and nonforfeitable. A Participant may withdraw any part of or all of his Rollover Account (including any income or appreciation that has been allocated to the account) at any time regardless of age. A "rollover contribution" is:
        all or any portion of an eligible rollover distribution which is transferred to this Plan, either on or before the 60th day after the day on which the Participant received the eligible rollover distribution, or by the direct rollover procedure, or the amount transferred to this Plan by a Participant who, having received an amount paid or distributed out of an individual retirement account or individual retirement annuity which was wholly attributable to a rollover contribution from a qualified trust and any subsequent earnings thereon, transfers the entire amount received on or before the 60th day after the day on which the Participant received the amount.
      Trustee-to-Trustee. A trustee-to-trustee transfer from another qualified trust by way of merger or otherwise may be accepted by Company in appropriate circumstances. However, no transfer to this Plan may be accepted if it would cause this Plan to be a direct or indirect transferee, within the meaning of Section 401(a)(11)(B)(iii)(III) of the Internal Revenue Code, of a defined benefit plan, money-purchase pension plan, or any other plan to which the survivor annuity and other requirements of Section 417 of the Internal Revenue Code applied with respect to the Participant.

  Qualified Nonelective Contributions
      Amount of Contributions. For each Plan Year, Companies may make a qualified nonelective contribution of an amount determined by the Board of Directors of Company. It is intended that such a contribution will be made for a Plan Year only if the actual deferral percentage test or actual contribution percentage test would not be met for the Plan Year without the contribution and Company determines that such a contribution is preferable to the distribution of excess contributions or excess aggregate contributions.
      Deductibility. Contributions are conditioned upon deductibility under Section 404 of the Internal Revenue Code.
      Allocation. Qualified nonelective contributions for a Plan Year shall be allocated only to the accounts of Participants who are not Highly Compensated Employees for the Plan Year. An allocation shall be made to the account of each such Participant regardless whether the Participant has had any elective contributions made for him for the Plan Year. The allocation shall be made in the ratio which each such Participant's Compensation for the Plan Year bears to the total Compensation of all such Participants for the Plan Year.
      Administration. Qualified nonelective contributions shall be accounted for separately. The investment of these contributions will be made in the same manner as matching contributions. These contributions are always fully vested and are not subject to forfeiture. These contributions may be distributed only under the following circumstances:
        The Participant's retirement, death, disability, or separation from service;
        The termination of the Plan without establishment or maintenance of another defined contribution plan (other than an ESOP or SEP);
        In the case of a profit-sharing or stock bonus plan, the Participant's attainment of age 59.5 or the Participant's hardship;
        The sale or other disposition by a corporation to an unrelated corporation of substantially all of the assets used in a trade or business, but only with respect to employees who continue employment with the acquiring corporation and the acquiring corporation does not maintain the Plan after the disposition; and
        The sale or other disposition by a corporation of its interest in a subsidiary to an unrelated entity, but only with respect to employees who continue employment with the subsidiary and the acquiring entity does not maintain the Plan after the disposition. Subsections (b), (d), and (e) above apply only if the distribution is in the form of a lump sum. Subsections (d) and (e) above apply only if the transferor corporation continues to maintain the Plan. Nonelective contributions or elective contributions which may be treated as matching contributions or elective contributions must satisfy these requirements without regard to whether they are actually taken into account as matching contributions or elective contributions.

  Qualified nonelective contributions may be treated as elective contributions only if the conditions described in Regulation, Section 1.401(k)-1(b)(5), Internal Revenue Code, are satisfied.

  Limitation; Return of Contribution
      Limitation. Notwithstanding any provision in this agreement to the contrary, the annual addition with respect to a Participant's accounts for any Plan Year (the Plan Year is the limitation year) may not exceed the lesser of:
        $30,000 (plus cost of living adjustments permitted under applicable law) or,
        Twenty-five percent of the Participant's Compensation for the Plan Year.
      Annual Addition. "Annual addition" means the sum of the following amounts allocated to a Participant's accounts as of any date within the Plan Year:
        Employer contributions, including the elective contributions made under Article 5,
        Forfeitures, and
        Amounts allocated to an individual medical account, as defined in Section 415(l)(2) of the Internal Revenue Code, which is part of a pension or annuity plan maintained by a Company. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Internal Revenue Code, under a welfare benefit fund, as defined in Section 419(e), maintained by a Company.
      Treated as One Plan. For purposes of the limitation on annual additions, all qualified defined contribution plans ever maintained by the Companies (and by any other affiliated employer referred to in Regulation, Section 1.415-8(c), of the Internal Revenue Code) shall be treated as one defined contribution plan.
      Excess Annual Addition. If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's Compensation, or a reasonable error in determining the amount of elective contributions that may be made with respect to any Participant under the above limitation (or under such other facts and circumstances as are found by the Internal Revenue Service to justify the availability of the rules set forth below), the annual addition to the Participant's accounts would exceed the above limitation, Company shall take any of the following steps, in the following order, as are necessary to reduce the annual addition so that it does not exceed the limitation:
        To the extent the excess may be attributable to elective contributions made for the Participant, the elective contributions shall be distributed to the Participant (together with gains attributable to the distributed elective contributions). These amounts are disregarded for purposes of the limit on elective deferrals under 5.6 and the actual deferral percentage test under 5.7.
        To the extent the excess may be attributable to matching contributions made under Article 6 and forfeitures, the excess shall be used to reduce these contributions for the next Plan Year (and succeeding Plan Years, as necessary) for the Participant if he is a Participant as of the end of the Plan Year. If he is not a Participant as of the end of the Plan Year, then the excess shall be held unallocated in a suspense account for the Plan Year and allocated and reallocated in the next Plan Year to all of the remaining Participants in accordance with 6.5 (but not so as to cause the annual addition as to any Participant to exceed the limitation). Furthermore, the excess must be Used to reduce matching contributions under Article 6 for the next Plan Year (and succeeding Plan Years, as necessary) for all of the remaining Participants. If a suspense account is in existence at any time during the Plan Year, it will not participate in any allocation of the Fund's investment gains and losses and other income. In the event of termination of the Plan, the balance in the suspense account shall, notwithstanding any provision of this agreement to the contrary, revert to Companies to the extent it may not then be allocated to the Participants.

      Notwithstanding 6.1, Companies shall not make any matching contribution on or after the last day of a Plan Year which would result in a credit to the suspense account for the Plan Year, nor shall Companies make any contribution for a Plan Year prior to the Last day of the Plan Year which would have resulted in a credit to the suspense account had the contribution been allocated to the Matching Accounts of Participants on the date the contribution was made.

      Return of Contribution. Notwithstanding any provision in this agreement to the contrary, a contribution by Companies which is made by reason of a mistake of fact or which is disallowed as a deduction for federal income tax purposes shall be returned to Companies, provided that:
        The return must be made within one year after the mistaken payment of the contribution or the date of disallowance of the contribution, as the case may be.
        The amount which may be returned is limited to the excess of the amount contributed over the amount which would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction, as the case may be.
        Earnings attributable to the excess contribution shall not be returned, but losses attributable thereto shall reduce the amount to be returned.
        If the return would cause the balance of any account to be reduced to less than the balance which would have been in the account had the mistaken amount not been contributed, then the amount to be returned shall be limited so as to avoid such reduction.

  Participants' Accounts
      Separate Accounts. Company shall maintain for each Participant, to the extent necessary, those accounts referred to in 3.1.
      Adjustments. The Elective Contributions Accounts and Rollover Accounts are subject to the Participants' individual investment direction as provided in Article 14. Each account will be adjusted as provided in this Article for its share of the net earnings (or loss) of the Fund and the realized and unrealized increase (or decrease) in the value of the assets of the Fund.
      Valuation Dates. Company shall determine the value of the Fund as of each regular or special Valuation Date. The value of the Fund shall equal the fair market value of all stocks, securities, and other assets held in the Fund as of the Valuation Date, plus the amount of all cash in the Fund, minus the amount of all liabilities (including expenses accrued and unpaid) of the Fund as of the close of business on the Valuation Date.
      Allocation. The net earnings (or loss) and the realized and unrealized increase (or decrease) in value of the individually directed investments are to be allocated to the appropriate accounts as of each regular or special Valuation Date.

      The net earnings (or loss) and the realized and unrealized increase (or decrease) with respect to Shares shall be allocated only to the Matching Accounts.

      Military Service. Effective December 12, 1994, and notwithstanding any provision of this agreement to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code.

  Vesting and Forfeiture
      Application. This Article applies only to a Participant's Matching Account. A Participant's Elective Contributions Account and Rollover Account are always fully vested and are not subject to forfeiture for any reason.
      Fully Vested. A Participant shall become fully vested in his account if while employed by a Company he attains age 65, dies, or becomes Totally Disabled.
      Vesting Schedule. A Participant who terminates employment prior to attaining the age of 65 years for any reason other than death or Total Disability shall forfeit that percentage of his account which has not vested. The percentage which is vested and nonforfeitable shall be the following percentages depending upon the number of such Participant's years of service:

Years of Service	Percentage Vested
Less than 2 years	0
At least 2 years, but less than 3 years	20
At least 3 years, but less than 4 years	40
At least 4 years, but less than 5 years	60
At least 5 years, but less than 6 years	80
At least 6 years	100
    Year of Service. For purposes of 11.3, the term "year of service" means any Plan Year in which the employee has not less than 1,000 Hours of Service. In determining the total number of years of service for a Participant, they need not be consecutive, and all years of service shall be counted even though the employee may have terminated employment and subsequently been reemployed. A Participant's years of service with any member of the controlled group which included Epitope, Inc., prior to the distribution by Epitope, Inc., of its shares of Company shall be counted, provided the Participant is or becomes an employee of a Company at any time during the one- year period beginning with the date of such distribution.
    Forfeiture Procedures. If a Participant is only partially vested in one or more accounts at the time of termination of employment, the forfeiture of any nonvested portion of an account shall be deemed to occur as of the close of the Plan Year in which the Participant incurs five consecutive One-Year Breaks in Service (based on Plan Years) or, if earlier, as of the close of the Plan Year in which a cash-out distribution as described in 13.5 is made to the Participant. For purposes of the foregoing sentence, if a Participant is not vested to any extent in any account at the time of termination of employment, the Participant shall be deemed to have received a cash-out distribution at the time of termination of employment.

    Allocation

    Amounts forfeited shall, for purposes of allocation among the remaining Participants, be added to and be deemed a part of the matching contribution for the Plan Year in which the forfeiture is deemed to occur, and shall be allocated as provided in 6.5. Forfeitures are to be taken into account for allocation purposes in the Plan Year in which the forfeiture is deemed to occur, even though the forfeiting Participant may have actually terminated employment in a prior year.

    Reemployment

    If a Participant who receives or is deemed to receive a cash-out distribution resumes employment covered under this Plan, the accounts (to the extent attributable to employer contributions) will be restored to the amount on the date of distribution if the Participant repays the full amount of the distribution attributable to employer contributions before the earlier of (1) five years after the first date on which the Participant is subsequently reemployed, or (2) the close of the Plan Year in which the Participant has incurred five consecutive One-Year Breaks in Service (based on Plan Years) following the date of the distribution. If the forfeiting Participant was not vested to any extent in any account, all accounts will be restored to the amount on the date of deemed distribution if the Participant resumes employment covered under this Plan before having incurred five consecutive One-Year Breaks in Service (based on Plan Years).

    Change in Vesting Schedule. If the vesting schedule is amended to make it slower:
        As to an employee who is a Participant as of the effective date of the change, the Participant's vested percentage, determined as of the effective date of the change, shall never be less than it would have been had there been no change, and
        The change shall not apply to a Participant who has at least three years of service (as defined in 11.4) as of the effective date of the change.
    Lost Participant. Notwithstanding anything in this Article to the contrary, the entire amount of all of a Participant's accounts (including those referred to in 11.1) shall be forfeited if a distribution to the Participant or his Beneficiary cannot be made because the identity or whereabouts of the person entitled to the distribution cannot be ascertained. The Company's determination of when such distribution cannot be made shall be final. Notwithstanding the foregoing, if, at any time subsequent to the forfeiture, the person entitled makes a claim to Company for such distribution, the amount of the forfeiture shall be reinstated and distribution made to such person.

  Elective Contribution Withdrawals
      Elective Contributions Accounts. This Article applies only to the Participants' Elective Contributions Accounts. This Article does not apply to Matching Accounts. Withdrawals from the Rollover Accounts may be made as provided in Article 7.
      Application. A Participant may apply to Company in writing for a withdrawal from his Elective Contributions Account for either of the following reasons: (a) the Participant is over age 59.5, or (b) the Participant has a hardship. Company may adopt a policy restricting the number of withdrawals a Participant may make in any one Plan Year.
      Age 59.5 Withdrawal. A withdrawal based on being over 59.5 may be of all or any portion of the Elective Contributions Account including income credited to the account. If the application is for the reason that the Participant is over age 59.5, and if Company determines that he is in fact over age 59.5, the withdrawal shall be permitted.
      Hardship Withdrawal. A withdrawal on account of hardship shall be limited to the amount of elective contributions allocated to the Elective Contributions Account, plus the income allocated to this account as of December 31, 1988. The income allocated to the account after December 31, 1988, may not be withdrawn on account of hardship.

      A withdrawal is on account of hardship only if the withdrawal (a) is made on account of an immediate and heavy financial need of the Participant and (b) is necessary to satisfy such financial need.

      Immediate and Heavy Financial Need

      A withdrawal will be deemed to be made on account of an immediate and heavy financial need of the Participant only if the withdrawal is for:

        medical expenses described in Section 213(d) of the Internal Revenue Code previously incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Internal Revenue Code), or necessary for these persons to obtain medical care described in Section 213(d), costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments), payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant or the Participant's spouse, children, or dependents (as defined in Section 152), or payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure of the mortgage of the Participant's principal residence.

  Necessary to Satisfy Financial Need

  A withdrawal will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the withdrawal is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. Company shall make this determination on the basis of all relevant facts and circumstances. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal. A withdrawal generally may be treated as necessary to satisfy a financial need if Company reasonably relies upon the Participant's written representation, unless Company has actual knowledge to the contrary, that the need cannot reasonably be relieved:

  (1) through reimbursement or compensation by insurance or otherwise,

  (2) by liquidation of the Participant's assets (including those of the Participant's spouse and minor children that are reasonably available to the Participant),

  (3) by cessation of elective contributions, or

  (4) by other distributions or nontaxable loans (at the time of the loan) from the Plan or from plans maintained by any other employer, or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

  Distributions
      Entitlement. A Participant whose employment terminates for any reason, or the Beneficiary in the case of the Participant's death, is entitled to a lump sum distribution, at the time and in the manner provided in this Article, of the vested portion of his accounts. For the purpose of the lump sum distribution, the Participant's accounts are as determined as of the most recent Valuation Date preceding the distribution, but adjusted for withdrawals and contributions which have been made since the Valuation Date.
      When Distribution is Made. Subject to the rules set forth in this Article, distribution of the vested portion of the accounts to a Participant shall be made within a reasonable time after the close of the Plan Year in which employment terminates.

      If the vested portion of the Participant's accounts exceeds $5,000, distribution may not be made to the Participant before the normal retirement age of 65 without the Participant's written consent. For this purpose, if the vested portion exceeds $5,000 at the time of a distribution, then at any subsequent time it shall be deemed to exceed $5,000. The consent is not valid unless the Participant receives the notice required by Regulation, Section 1.411(a)-11(c), Internal Revenue Code, no less than 30 days and no more than 90 days before the annuity starting date with respect to the distribution. However, if a distribution is one to which Sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, the distribution may commence less than 30 days after the notice is given, provided that:

        the plan administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

      Distribution to a Participant shall, unless the Participant elects a later date, be made not later than the 60th day after the close of the Plan Year in which the latest of the following events occurs (except that if the amount of the distribution required to be made by the required date cannot be ascertained by such date, the distribution retroactive to such date may be made no later than 60 days after the earliest date on which the amount of the distribution can be ascertained):

      (a) the attainment by the Participant of the normal retirement age of 65,

      (b) the tenth anniversary of the date on which the Participant commenced participation, or

      (c) the termination of the Participant's employment.

      Distribution to a Participant shall be made not later than the April 1 of the calendar year following the later of the calendar year in which he attains age 70.5 or the calendar year in which he terminates employment. However, as to any Participant who is a 5 percent owner (as defined in Section 416(i)(1) of the Internal Revenue Code) with respect to the Plan Year ending in the calendar year in which he attains age 70.5, distribution shall be made not later than the April 1 of the calendar year following the calendar year in which he attains age 70.5 even though he may still be employed. A Participant who has not yet reached the foregoing required beginning date, but who has been receiving distributions because of the provisions of Section 401(a)(9) of the Internal Revenue Code prior to its amendment by P.L. 104- 188, may elect to stop receiving distributions until they are required by Section 401(a)(9) as amended.

      Form. All distributions to Participants or Beneficiaries will be made in accordance with the Regulations under Section 401(a)(9) of the Internal Revenue Code, including Section 1.401(a)(9)-2. Provisions in this Plan reflecting Section 401(a)(9) override any distribution options inconsistent with Section 401(a)(9).

      Distribution to a Participant or Beneficiary will be made in one lump sum distribution. Installment distribution is not permitted.

      Death. If the Participant dies before distribution has been made, the entire vested portion of the accounts shall be distributed by the December 31 of the calendar year which contains the fifth anniversary of the death.
      Early Distributions. A distribution made to a Participant who is only partially vested in one or more accounts prior to the close of the Plan Year in which he has incurred five consecutive One-Year Breaks in Service (based on Plan Years), which is made by reason of termination of employment, which the Participant elects to receive if the vested portion of the accounts exceeds $5,000, and which is the entire amount of the Participant's vested portion of the accounts, is a "cash-out" distribution. Section 11.5 provides when a forfeiture occurs in connection with a cash-out distribution.

      Recomputation. If a distribution is not a cash-out distribution, then the partially-vested Participant's accounts shall be continued so as to account for the remainder of the accounts and at any relevant time the vested portion of the accounts shall not be less than an amount ("X") determined by the formula:

      X = P(AB+RxD)) - (RxD)

      in which P is the vested percentage at the relevant time; AB is the account balances at the relevant time; D is the amount of distribution; R is the ratio of the account balances at the relevant time to the account balances after distribution; and the relevant time is the close of the Plan Year in which the Participant has incurred five consecutive One-Year Breaks in Service (based on Plan Years).

      Direct Rollover. Notwithstanding any provision of this agreement to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

  Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

  Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

  Distributee. A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code, are distributees with regard to the interest of the spouse or former spouse.

  Direct rollover. A direct rollover is a payment by this Plan to the eligible retirement plan specified by the distributee.

  Administration of Trust Fund
      Expenses. All expenses incurred in the administration of the Plan, including legal fees, accounting fees, Trustees' fees and other charges incident thereto, shall be paid by Companies; provided, however, that Trustees shall pay such expenses from the Fund if so directed by Company.
      Investments. Subject to the Participant `s individual investment direction provided under 14.4, and subject to the mandatory investment of the Matching Accounts in Shares under 14.5, Trustees shall invest and reinvest the principal and income of the Fund, and shall keep the Fund invested, without distinction between principal and income, in such securities and such property, real or personal, wherever situated, as Trustees shall deem advisable and which are consistent with the prudence, diversification, and other requirements of the Employee Retirement Income Security Act of 1974.

      Trustees are expressly authorized to invest part of or all the assets of the Fund in deposits which bear a reasonable interest rate in a bank or similar financial institution supervised by the United States or a State, notwithstanding the fact that the bank or other institution may be a fiduciary under this Plan.

      Powers. Trustees shall have the following powers and authority in the administration of the Fund:
        Purchase of Property. To purchase or subscribe for any securities or other property and to retain the same in trust.
        Sale, exchange, conveyance, and transfer of property. To sell, exchange, convey, transfer, or otherwise dispose of any securities or other property held by them by private contract or at public auction. No person dealing with Trustees shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition.
        Exercise of owner's rights. To vote any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights, or other options and to make any payments incidental thereto; to oppose or to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or other charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property held as part of the Fund.
        Registration of investments. To cause any securities or other property held as part of the Fund to be registered in their own name or in the name of one or more of their nominees, and to hold any investments in bearer form, but the books and records of the Plan shall at all times show that all such investments are part of the Fund.
        Borrowing. To borrow or raise money for the purposes of the Plan in such amount and on such terms and conditions as Trustees shall deem advisable; and, for any sum so borrowed, to issue their promissory note as Trustees and to secure the repayment thereof by pledging all or any part of the Fund; and no person lending money to Trustees shall be bound to see to the application of the money lent or to inquire into the validity, expediency, or propriety of any such borrowing.
        Lending. To lend money on adequate security and reasonable interest.
        Retention of cash. To keep such portion of the Fund in cash or cash balances as Trustees may from time to time deem to be in the best interests of the Plan, without liability for interest thereon.,
        Retention of property acquired. To accept and retain for such time as they may deem advisable any securities or other property received or acquired by them as Trustees hereunder, whether or not such securities or other property would normally be purchased as investments hereunder.
        Execution of instruments. To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.
        Claims and debts. To defend any suit brought against them and, as directed by Company, to settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Fund; to commence or defend suits or legal or administrative proceedings; and to represent the Plan in all suits and legal and administrative proceedings.
        Employment of agents and counsel. To employ suitable agents and counsel (who may be counsel for Companies) and to pay their reasonable expenses and compensation.
        Power to do any necessary act. To do all such acts, take all such proceedings, and exercise all such rights and privileges, although not specifically mentioned herein, as Trustees may deem necessary to administer the Fund, and to carry out the purpose of the Plan.
        Indemnification. To require indemnity from Companies to Trustees' satisfaction before taking any action with respect to which Trustees may have reasonable ground for requesting such indemnification.
        Columbia Trust Company. To invest all or any part of the assets of this Plan in the Columbia Trust Company Collective Investment Plan and Trust maintained by Columbia Trust Company. Said Collective Investment Plan and Trust was created by an instrument dated June 1, 1980, which is incorporated as part of this agreement. Assets of this Plan may be commingled with assets of other qualified employee benefit trusts in the Collective Investment Funds under such Collective Investment Plan and Trust, and shall be held and administered under the Collective Investment Plan and Trust instrument as it now exists and may later be amended.
        United States National Bank of Oregon. Trustees may invest all or any part of the assets of this Plan in any fund under the Collective Investment Fund for Employee Benefit Plans of United States National Bank of Oregon. The instrument which created the Collective Investment Fund was dated November 24, 1971, amended at various times, amended and completely restated effective January 1, 1985, and further amended at various times, most recently effective September 1, 1989, and is hereby incorporated as a part of this agreement. Assets of this Plan may be commingled with assets of the other qualified trusts in funds under the Collective Investment Fund, and shall be held and administered by United States National Bank of Oregon as trustee of the Collective Investment Fund strictly in accordance with the terms of and under the powers granted in the Collective Investment Fund instrument as it now exists and may be amended from time to time.
        Collective Investment Trust. To invest all or any part of the assets of this Plan in any collective investment trust which then provides for the pooling of the assets of plans described in Section 401(a), and exempt from taxation under Section 501(a), of the Internal Revenue Code, provided that such collective investment trust is exempt from tax under the Internal Revenue Code or Regulations or Rulings issued by the Internal Revenue Service. The instrument establishing any such collective investment trust is hereby incorporated as apart of this agreement.
        Investment manager. Company may appoint an investment manager or managers and delegate to such investment manager or managers the authority to manage, acquire, or dispose of assets of the Fund. Trustees shall not be liable for the acts or omissions of any such investment manager except to the extent they participate knowingly in, or knowingly undertake to conceal, an act or omission of any such investment manager knowing such act or omission is a breach. As used herein, "investment manager" means a fiduciary, other than a Company or Trustees, who has the power to manage, acquire, or dispose of any asset of the Fund, who is registered as an investment adviser under the Investment Advisers Act of 1940 or is a bank as defined in that Act, and who acknowledges in writing that it is a fiduciary with respect to the Plan.
      Investment Directions. Each Participant shall have the right to file with Company written directions (in the form designated by Company) that the contributions made for his Elective Contributions Account and Rollover Account shall be invested in one or more of the investment funds as may be selected by Company from time to time.

      The number and type of investment funds shall be as determined by Company from time to time, and may include a fund consisting of Shares.

      Contributions and other amounts may be retained by Trustees in cash or deposited temporarily in short-term investments, as necessary for orderly administration of the Plan, pending their use in purchasing investments of a particular investment fund.

      Company shall adopt procedures for investment directions, which shall include:

        the extent to which a Participant may direct investments into more than one of the investment funds, and if so the minimum percentage of the Participant's accounts which must be directed into any one fund and the percentage for any additional increments, the frequency of dates as of which a Participant may make a change in investment directions, and the extent to which a change would apply not only to future contributions but also would apply to move prior contributions from one investment fund to another.
        the extent to which a Participant must make the same direction as to all his accounts or can give different directions for different accounts.

      If, with respect to the contributions allocated to an account, no direction has been filed pursuant to the provisions hereof, or if Company determines to discontinue the use of a particular investment fund and the affected Participant does not give a new direction, then the contributions shall be invested in a fund consisting of highly liquid low-risk interest-bearing deposits or securities as may be selected by Company.

      Except as otherwise expressly provided in this agreement, neither Companies nor Trustees shall have any authority or responsibility with respect to the investment, sales, liquidations, or reinvestments of proceeds of any contributions with respect to which a valid direction permitted hereby is made. Trustees, in acquiring, retaining, dealing with, and disposing of investments for the Fund, shall have neither the duty nor the right to question any investment action directed by a Participant, even though such action is one which Trustees would not take in the exercise of their own discretion; and with respect to any investment directed by a Participant, Trustees shall have only the responsibility of an agent or custodian for the Participant. Trustees shall be fully protected in acting upon the directions of a Participant and shall have no responsibility or liability to any person whomsoever for the consequences of any acquisition, retention, disposition, or other dealing with the assets of the Fund, in compliance with the directions of a Participant.

      Matching Accounts. The Matching Accounts shall be invested entirely in Shares except that funds may be retained in cash or deposited temporarily in short-term investments as necessary for orderly administration of the Plan. Shares may be newly issued Shares, Shares purchased from Company at fair market value on the date of purchase, or Shares purchased on the open market or in private transactions at substantially fair market value at such times and in such amounts as Company determines.

  Fair market value, as used in this section and elsewhere in the Plan, shall, unless Company shall determine otherwise, be the closing price of the Shares on the date concerned or, if such closing price is not available for a date (because the date is not a trading date or otherwise), for the next preceding date for which such closing price is available.

  Trustees
      Accounts. Trustees shall keep accurate accounts of all investments, receipts and disbursements, and other transactions of the Fund, and all accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by any person or persons designated by Company.

      Trustees shall supply Company such information as it may request from time to time with respect to the Fund and shall prepare and file such reports on behalf of the Fund as may be required by law.

      Reliance. In taking any action, making any payment, or in determining any fact or question which may arise hereunder, Trustees may rely on any list or notice furnished by Company as to any facts, the occurrence of any events, or the existence of any situation and shall not be bound to inquire as to the basis of any such list or notice and shall not incur any obligation or liability for any action taken or suffered to be taken by them in reliance thereon. Any action taken or determination made by Trustees shall be final, binding, and conclusive on all persons affected thereby.

      Trustees may consult with counsel (who may be counsel for Companies) concerning any question which may arise with reference to their duties under this agreement, and the opinion of such counsel, expressed in writing, a copy of which shall be furnished Company, shall be full and complete protection with respect to any action taken by Trustees in good faith and in accordance with the opinion.

      Successor. The successor to any Trustee who shall resign or be removed shall be appointed by Company's Board of Directors. All powers and authority given to the original Trustees and all provisions applying to them shall be given to and shall apply to any successor trustee.
      Removal; Resignation. Any Trustee may be removed at any time on 60 days' written notice by Company by an instrument signed by an officer of Company properly authorized by Company's Board of Directors. Any Trustee may resign at any time upon 60 days' written notice to Company.

      Upon such written notice of removal or resignation being given, the Board of Directors of Company shall, within said 60-day period, appoint and designate a successor trustee, which trustee shall qualify as such by delivering written acceptance of the Plan to Company and to the retiring Trustee. The retiring Trustee shall forthwith file with Company a written account of his acts from the date of the last previous annual account to the date of removal or resignation, and, upon the approval of the account by Company, Trustees shall transfer to the successor trustee the assets then constituting the Fund.

      Compensation. Trustees shall be paid such reasonable compensation as shall from time to time be agreed on in writing by Company and Trustees; provided, however, that no Trustee who already receives full-time pay from a Company shall receive compensation from the Fund, except for reimbursement of expenses properly and actually incurred.
      Indemnity. To the extent consistent with the Employee Retirement Income Security Act of 1974, Trustees shall not be personally liable so long as they use good faith for anything which they do or fail to do or for any act or failure to act of any predecessor trustee; and Companies will indemnify and save harmless Trustees against any loss, liability, or damage arising out of any act or omission to act as Trustees hereunder, except only their own willful misconduct, negligence, or lack of good faith.

  General Provisions
      Assignment or Alienation. Benefits provided under the Plan may not be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process. Notwithstanding the foregoing, a payment may be made to an alternate payee pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code at such time as is specified in the order regardless of the age of the Participant whose accounts are affected and even though the payment is to be made prior to the time a distribution could be made to the Participant.
      Not Contract of Employment. Neither the act of Companies in participating under this agreement nor their act in making any contributions to the Fund shall be construed as giving any Participant the right to be retained in the employ of any Company or any right to any payment whatsoever, except to the extent that benefits provided by this agreement are to be paid from the Fund. Companies expressly reserve the right at any time to dismiss any Participant with or without cause, free from any liability or any claim against the Fund for any payment, except to the extent provided for herein.
      Applicable Law. This agreement shall be governed by and construed in accordance with the laws of Oregon and applicable federal law (federal law shall be controlling in the event of any conflict with Oregon law).
      Construction. Unless the context otherwise requires, the masculine generally includes both sexes, the singular includes the plural and the plural includes the singular.
      Benefits Only From Fund. No Participant or Beneficiary shall have any rights in the Fund other than those specified in this agreement. The sole remedy of any Participant or Beneficiary for nonpayment of benefits shall be against the Fund. Neither Companies nor Trustees shall be liable or responsible in any amount or manner whatsoever for the payment of any benefits under the Plan. Said benefits are to be paid solely from the Fund.
      Information. Company shall advise Trustees in writing of such information as is reasonably necessary to enable them to perform their duties.
      Claims and Demands. Company shall have the power to compromise, settle, or release claims or demands in favor of or against the Plan on such terms and conditions as it may deem desirable.
      Determinations. Company shall have the powers and duties specified in this agreement and, not in limitation but in amplification of the foregoing, shall have the discretionary authority to determine eligibility for benefits and to construe the terms of this agreement and shall have power to determine all questions that shall arise hereunder. Decisions and determinations of Company made in good faith on any matter within the scope of its authority shall be final, but Company shall at all times act in a nondiscriminatory manner.
      Consultations and Opinions. Company may consult with counsel of its own choice, and the opinion of the counsel with respect to legal matters shall be full and complete protection in respect of any action taken or suffered by Company in good faith and in accordance with the opinion. Company may also engage certified public accountants to perform services deemed appropriate by it in carrying out the provisions of the Plan and may consult with these or other accountants. The opinion of such accountants with respect to accounting matters shall be full protection in respect of any action taken or suffered by Company in good faith and in accordance with the opinion. Company may have the Plan audited by certified public accountants at such times as it shall designate at the expense of the Plan.

  Claims Procedure
      Claim. Amy Participant or Beneficiary ("the claimant") may file a claim for benefits under the Plan by following the procedure set forth in this Article.
      Authorized Representative. The claimant may appoint an authorized representative to represent the claimant at any stage of the claims procedure. The appointment shall be made by a statement in writing naming the person who is to be the claimant's authorized representative and signed by the claimant.
      Filing. A claim shall be filed by personally delivering or mailing a written communication making the claim for benefits, prepared by either the claimant or authorized representative, to Company's Controller for action upon the claim.
      Denial. If the claim is wholly or partially denied by the Controller, the Controller shall, within a reasonable period of time not to exceed 90 days after the filing of the claim (unless special circumstances require an extension of time for processing the claim, in which case written notice of the extension, which shall not exceed a period of 90 days from the end of the initial 90-day period, and which indicates the special circumstances and the date by which the Controller expects to render the final decision, shall be furnished the claimant prior to the termination of such initial period), furnish the claimant written notice setting forth in a manner calculated to be understood by the claimant:
        The specific reason or reasons for the denial;
        Specific reference to pertinent provisions of this agreement on which the denial is based;
        A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
        Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review.

      If written notice of the decision wholly or partially denying the claim has not been furnished within the required time period, and if the claim has not been granted within that period, the claim shall be deemed denied as of the end of the period for the purposes of appealing as described below.

      Appeal. If the claim is denied or deemed denied in whole or in part as described above, the claimant may, within 60 days after receipt of written notification of denial or within 60 days after the date on which the claim is deemed denied, appeal the denial to Company, which is the named fiduciary under this agreement and the administrator of the Plan which reviews and makes decisions on claim denials, for a full and fair review.

      The appeal is made by personally delivering or mailing a written request for review, prepared by either the claimant or authorized representative, to Company's Chief Financial Officer. The claimant or authorized representative may, at or after the time of making the appeal, review pertinent documents and submit issues and comments in writing.

      Decision on Appeal. Company shall review the appeal and shall act thereon. The decision shall be made promptly, and shall not ordinarily be made later than 60 days after the receipt by the Chief Financial Officer of the written request for review (unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished the claimant prior to the commencement of the extension, and in which case a decision shall be rendered as soon as possible but not later than 120 days after the receipt of the request for review). The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provision of this agreement on which the decision is based. A copy of the decision on review shall be furnished the claimant within the time required for the making of this decision; if it is not furnished within such time, the claim shall be deemed denied on review.

  Discontinuance Of Contributions; Termination of Fund
      Companies' Rights. The right is reserved by Companies:
        To discontinue contributions at any time, or
        To terminate the profit sharing plan, or the Fund, or both.

      Notwithstanding anything in this agreement to the contrary, upon the complete or partial termination of the profit sharing plan, or complete discontinuance of contributions, all previously unallocated funds shall be allocated to the appropriate accounts and the rights of all affected employees to their accounts as of the date of such termination, partial termination, or discontinuance shall be fully vested and shall not thereafter be subject to forfeiture.

      Distribution. Companies may terminate the Fund. On termination, the assets then remaining in the Fund shall be distributed as follows: Company shall, as of the date of termination of the Fund, value the Fund and determine the amount of each Participant's accounts therein in accordance with Article 10 after deducting an amount which will cover all expenses in connection with the closing out of the Fund, and shall distribute to each Participant as soon as practicable the amount of his accounts. Such distributions shall be made in cash or in End and in such manner as Company shall determine. Company's determination shall be conclusive on all persons. Notwithstanding the foregoing, a distribution may not be made if Companies establish or maintain a successor Plan within the meaning of Regulation, Section 1.401(k)-l(d)(3), Internal Revenue Code.
      Merger. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan or trust, each Participant under this Plan shall, if the other plan or trust is terminated immediately after the merger, consolidation, or transfer, be entitled to receive a distribution equal to or greater than the distribution he would have been entitled to had the Fund under this Plan been terminated and distributed immediately before the merger, consolidation, or transfer.

  Amendments
      Written Instrument. From time to time this _agreement and any of its provisions may be amended by written instrument executed by an authorized officer of Company, subject to the following provisions:
        No amendment shall give Companies any interest in the Fund.
        No amendment shall increase the duties of Trustees or change their privileges and immunities without their prior written consent.
        No amendment shall deprive any Participant of any rights which have vested in him prior to such amendment or diminish the amount thereof without his written consent.

  All amendments shall be submitted promptly to Trustees.

  Age 70.5 Withdrawal

  Any Participant who has attained the age of 70.5 years may, at any time and from time to time, withdraw all or any portion of his accounts without any showing of hardship or other need and notwithstanding that he continues to be employed by a Company.

  Top-Heavy Provisions
      Requirements. For any Plan Year that the Plan is Top-Heavy, the minimum benefit requirement of 21.4 shall apply.
      Top-Heavy Determination. The Plan is Top-Heavy for a Plan Year if this Plan is not part of any required or permissive aggregation group of plans and the sum of the aggregate of the accounts of Key Employees under this Plan as of the determination date exceeds 60 percent of a similar sum determined for all employees. For this purpose, all accounts are included.

      The determination date, and the Valuation Date, that are to be used in making the computation to determine whether the Plan is Top-Heavy for a Plan Year shall be the last day of the immediately preceding Plan Year.

      In determining the foregoing "Top-Heavy ratio":

        The amount of the accounts under this Plan for any employee shall be increased by the aggregate distributions, including distributions of employee contributions, made with respect to the employee under this Plan during the five-year period ending on the determination date. This rule applies even if this Plan is terminated and all assets distributed.
        Rollover contributions and transfers to this Plan which are unrelated (both initiated by the employee and made from a plan maintained by an employer other than a Company) shall not be taken into account as part of the employee's accounts.
        If any employee is a Non-Key Employee with respect to a Plan Year of this Plan, but was a Key Employee with respect to any prior Plan Year of this Plan, his accounts shall not be taken into account.
        The accounts of an employee who has not performed services for a Company at any time during the five-year period ending on the determination date shall not be taken into account. However, if the employee again performs service, his accounts are to be taken into account.

      If this Plan is part of a required or permissive aggregation group of plans, the Plan is Top-Heavy for a Plan Year if either:

      (a) This Plan is part of a required aggregation group of plans (but not part of a permissive aggregation group of plans) and the Top-Heavy Ratio for the group of plans exceeds 60 percent, or

      (b) This Plan is part of both a required and permissive aggregation group of plans and the Top-Heavy Ratio for the permissive aggregation group exceeds 60 percent.

      A required aggregation group includes each qualified plan of a Company in which at least one Key Employee participates, and any other qualified plan of a Company which enables a plan covering a Key Employee to meet the requirements of Sections 401(a)(4) and 410 of the Internal Revenue Code. A permissive aggregation group includes the required aggregation group of plans plus any other plan or plans of a Company which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Internal Revenue Code. "Company" includes any other corporation or employer which is a member of the same controlled group or under the same common control as defined in 3.7.

      The Top-Heavy ratio shall be determined in accordance with the provisions of Section 416(g) of the Internal Revenue Code, which is incorporated herein by reference.

      Key Employee. A Key Employee is any employee or former employee of a Company who, at any time during the Plan Year containing the determination date or any of the four preceding Plan Years, is an officer of a Company having an annual Compensation greater than 50 percent of the amount in effect under Section 415(b)(1)(A) of the Internal Revenue Code for any such Plan Year; one of the ten employees having an annual Compensation of more than the amount in effect under 9.1(a) and owning (or considered as owning within the meaning of Section 318 of the Internal Revenue Code) both more than a one-half percent interest and the largest interests in a Company; a person who owns (or is considered as owning within the meaning of Section 318) more than 5 percent of a Company's outstanding stock or more than 5 percent of the total combined voting power of all a Company's stock; or a person having an annual Compensation of more than $150,000 and who owns (or is considered as owning within the meaning of Section 318) more than I percent of a Company's outstanding stock or more than 1 percent of the total combined voting power of all a Company's stock.

      In determining ownership percentages, each employer that would otherwise be aggregated under Sections 414(b); (c), and (m) of the Internal Revenue Code is treated as a separate employer.

      For purposes of determining whether an employee is an officer, no more than 50 employees (or, if lesser, the greater of three employees or 10 percent of the employees) shall be treated as officers.

      The provisions of Section 416(i) of the Internal Revenue Code are incorporated herein by reference for the purpose of further defining and interpreting the term "Key Employee," and those provisions shall be controlling.

      The term "Non-Key Employee" means any employee who is not a Key Employee. The terms "employee" and "Key Employee" include their beneficiaries.

      Minimum Contribution. If the Plan is Top-Heavy for a Plan Year, the minimum benefit requirements of this section apply to any employee who is a Participant at any time during the Plan Year, who is a Non-Key Employee, and who is employed by a Company on the last day of the Plan Year. There is no minimum number of Hours of Service required of the Participant in order for the minimum benefit requirements to apply.

      The total amount to be credited to the Participant's Matching Account shall be a certain minimum percentage of his Compensation. The amount of elective contributions that is credited to the Elective Contributions Account of a Non- Key Employee does not count toward the minimum contribution requirement, and the requirement applies even where no elective contributions are being made for the Non-Key Employee. Any amount required to satisfy this requirement will be credited to the Participant's Matching Account. The minimum percentage is the lesser of:

        Three percent, or
        The percentage applicable to the Key Employee who has the highest percentage for the Plan Year, determined by dividing the total amount required to be allocated to his Elective Contributions Account (elective contributions on behalf of the Key Employee are taken into account for this purpose) and Matching Account by his Compensation for the Plan Year.

IN WITNESS WHEREOF Company has caused this agreement to be executed by its duly authorized officers, and Trustees have signed this agreement.

Date Signed	Agritope, Inc.
By: _______________________________ President
, 199_	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
, 199_	By: _______________________________ Adolf J. Ferro
, 199_	By: _______________________________ Gilbert N. Miller
Trustees

FIRST AMENDMENT I TO

AGRITOPE, INC.

401(k) PROFIT SHARING PLAN

THIS FIRST AMENDMENT TO AGRITOPE, INC. 401(k) PROFIT SHARING PLAN, made effective January 1, 1998, between AGRITOPE, INC., as Company, and ADOLPH J. FERRO and GILBERT N. MILLER, as Trustees,

W I T N E S S E T H:

WHEREAS Company maintains a profit sharing plan and related trust under a trust agreement which is effective January 1, 1998, and

WHEREAS Company desires to amend said trust agreement effective January 1, 1998,

NOW, THEREFORE, it is agreed that said trust agreement is amended as follows:

Section 4.5

The following new paragraph is added at the end of Section 4.5:

It is intended that Vinifera, Inc., be a participating employer under this agreement. However, the exclusion for temporary and seasonal employees shall not apply to Vinifera, Inc.

Section 5.7

The second paragraph of Section 5.7 is amended to read as follows:

The ADP test requires that either (1) the actual deferral percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual deferral percentage for the group of all other eligible employees for the preceding Plan Year multiplied by 1.25, or (2) (the alternative limitation) the excess of the actual deferral percentage for the group of eligible Highly Compensated Employees for the Plan Year over the actual deferral percentage for the group of all other eligible employees for the preceding Plan Year is not more than 2 percentage points, and the actual deferral percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual deferral percentage for the group of all other eligible employees for the preceding plan Year multiplied by 2. Company may elect to change the foregoing "prior year testing method" to the "current year testing method" (which uses the actual deferral percentage for the group of all other eligible employees for the Plan Year rather than for the preceding Plan Year) to the extent permitted by Internal Revenue Service guidance, but this agreement must be amended to reflect the election.

Section 6.1

Section 6.1 is amended to read as follows:

6.1 Amount of Contributions. Companies shall, subject to the limitations contained in 6.3 and 9.1, and unless a greater or lesser amount is determined by the Board of Directors of Company, make matching contributions to the Fund for each Plan year of an amount which, when added to the forfeitures of accounts occurring as of the close of the Plan Year, will equal 50 percent (plus any additional amount necessary to satisfy the "rounding up" requirement of 6.5) of the total basic contributions, as defined in 6.5, of all Participants for the Plan Year.

Section 6.5

The following new paragraph (c) is added to Section 6.5:

(c) Rounding Up. If the application of the above allocation formula would otherwise result in the allocation of a fractional Share to a participant's Matching Account, the fraction shall be rounded up to one full Share.

Section 6.7

The second paragraph of Section 6.7 is amended to read as follows:

The ACP test requires that either (1) the actual contribution percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual contribution percentage for the group of all other eligible employees for the preceding Plan Year multiplied by 1.25, or (2) (the alternative limitation) the excess of the actual contribution percentage for the group of eligible Highly Compensated Employees for the Plan Year over the actual contribution percentage for the group of all other eligible employees for the preceding Plan Year is not more than 2 percentage points, and the actual contribution percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the actual contribution percentage of the group of all other eligible employees for the preceding Plan Year multiplied by 2. Company may elect to change the foregoing "prior year testing method" to the "current year testing method" (which uses the actual contribution percentage for the group of all other eligible employees for the Plan Year rather than for the preceding Plan Year) to the extent permitted by Internal Revenue Service guidance, but this agreement must be amended to reflect the election.

Section 11.3

The following new paragraph is added at the end of Section 11.3:

Rounding Up. A whole-share procedure shall apply for purposes of a distribution to a Participant who has terminated employment, whose vested percentage is less than 100 percent, and whose accounts include shares of either Company or Epitope, Inc. In this case, if the application of the above vesting schedule in determining the number of such shares to be distributed would otherwise result in a fractional share, the fraction shall be rounded up to one full share. Conversely, the number of such shares to be forfeited shall be rounded down to the nearest number of whole shares.

IN WITNESS WHEREOF, Company has caused this amendment to be executed by its duly authorized officers, and Trustees have signed this amendment.

Date Signed	Agritope, Inc.
By: _______________________________ President
, 199_	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
, 199_	By: _______________________________ Adolf J. Ferro
, 199_	By: _______________________________ Gilbert N. Miller
Trustees

SECOND AMENDMENT

TO

AGRITOPE, INC.

401(k) PROFIT SHARING PLAN

THIS SECOND AMENDMENT TO AGRITOPE, INC. 4.01 (k) PROFIT SHARING PLAN, made effective January 1, 1998, between AGRITOPE, INC., as Company, and ADOLPH J. FERRO and GILBERT N. MILLER, as Trustees,

W I T N E S S E T H:

WHEREAS Company maintains a profit sharing plan and related trust under a trust agreement which is effective January 1, 1998, and

WHEREAS Company desires to amend said trust agreement effective January 1, 1998,

NOW, THEREFORE, it is agreed that said trust agreement is amended as follows: Section 4.5

Section 4.5 is deleted effective January 1, 1998.

Section 13.6

The second paragraph of Section 13.6, headed "Eligible rollover distribution," is amended to read as follows:

Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Internal Revenue Code made after December 31, 1998; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

IN WITNESS WHEREOF, Company has caused this amendment to be executed by its duly authorized officers, and Trustees have signed this amendment.

Date Signed	Agritope, Inc.
By: _______________________________ President
, 199_	By: _______________________________ Executive Vice President, Chief Financial Officer
Company
, 199_	By: _______________________________ Adolf J. Ferro
, 199_	By: _______________________________ Gilbert N. Miller
Trustees

Article 1 Purpose 1

Article 2 Name of the Plan and Trust 1

Article 3 Definitions 1

Article 4 Eligibility and Participation 7

Article 5 Elective Contribution 9

Article 6 Matching Contributions and Allocation 13

Article 7 Employee Contributions; Rollovers; Transfers 16

Article 8 Qualified Nonelective Contributions 17

Article 9 Limitation; Return of Contribution 19

Article 10 Participants' Accounts 21

Article 11 Vesting and Forfeiture 22

Article 12 Elective Contribution Withdrawals 24

Article 13 Distributions 26

Article 14 Administration of Trust Fund 29

Article 15 Trustees 34

Article 16 General Provisions 36

Article 17 Claims Procedure 38

Article 18 Discontinuance Of Contributions; Termination of Fund 40

Article 19 Amendments 41

Article 20 Age 70.5 Withdrawal 42

Article 21 Top-Heavy Provisions 43